Exhibit 99.1

For Immediate Release January 23, 2008	Contact: Bob DeFillippo (973) 802-4149

PRUDENTIAL ANNOUNCES SENIOR MANAGEMENT TEAM

Newark, N.J. - Prudential Financial, Inc. (NYSE:PRU) today announced a new senior management team, following the election in December of John Strangfeld as the company’s Chief Executive Officer (CEO) and Chairman-elect.

“After taking a close look at Prudential’s organizational structure and carefully considering our business strategy, we have established a leadership team that I know will enable us to continue our success and accelerate our future growth domestically and internationally,” said Strangfeld, who replaced Arthur F. Ryan as CEO. Ryan retired as CEO in December and will retire as Chairman in May.

Strangfeld said that Mark Grier, who currently serves as Vice Chairman, will continue in that position. Together, they will comprise the Office of the Chairman. Grier, who also serves on the company’s Board of Directors, will oversee Finance, Risk Management, Investor Relations, Operations and Systems, Auditing, External Affairs, and Global Marketing and Communications. In addition, Grier will lead Global Strategic Initiatives, which will focus on priorities such as Prudential’s international retirement and China strategies.

Strangfeld also announced that Rich Carbone was elected Executive Vice President. Carbone, who has served as Chief Financial Officer since 1997 and has built a world class Finance function since the company went public in 2001, will retain that title.

Bernard Winograd, currently President and Chief Executive Officer of Prudential Investment Management (PIM) since 2002, was also elected Executive Vice President and will head Prudential’s U.S. businesses. Winograd joined Prudential in 1996. Prior to that, he was Executive Vice President and Chief Financial Officer of Taubman Centers, Inc. Under Winograd’s leadership, PIM has grown into a commercial business with $430 billion in assets under management and $2.0 billion in revenues.

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Charles Lowrey, who currently leads Prudential Real Estate Investors (PREI), was promoted to replace Winograd as head of Prudential’s Asset Management business. He will report directly to Winograd. Allen Smith, Managing Director, PREI, has been promoted to replace Lowrey as CEO of that business. Smith will report to Lowrey.

Ed Baird, currently President of Group Insurance, has been elected Executive Vice President and will head Prudential’s International division. Baird joined Prudential in 1979 and has led the Group Insurance business since 2002. Under his leadership, the Group Insurance business achieved consistent year-over-year growth in revenue, earnings and return on equity. Prior to assuming his current role, he oversaw Prudential’s asset management businesses in Japan.

Lori High, who currently leads Group Insurance Sales and Marketing, was promoted to replace Baird as President of that business and will report to Winograd.

Kazuo Maeda, who currently heads Prudential’s life insurance businesses in Japan, was also promoted to Executive Vice President. He will continue to lead the company’s Japanese businesses and will report to Baird. Maeda-san has consistently delivered outstanding performance and growth in Asia, which is one of Prudential’s most important markets.

“We are proud of what we have accomplished as a company under the leadership of Art Ryan and we are confident that our new senior management team will be able to build upon our success and lead Prudential into the future,” Strangfeld said.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $637 billion of assets under management as of September 30, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.